EXHIBIT 5

October 30, 2001 Countrywide Credit Industries, Inc. 4500 Park Granada Calabasas, California 91302 Re: Countrywide Credit Industries, Inc. Dividend Reinvestment and Stock Purchase Plan Ladies and Gentlemen:

As General Counsel and Secretary of Countrywide Credit Industries, Inc. (the “Company”), I have acted as counsel to the Company in connection with the registration of 10,000,000 additional shares of common stock (the “ Additional Shares”) to be issued pursuant to the Countrywide Credit Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

I, or attorneys working under my supervision, have examined the Registration Statement on Form S-3 and the Prospectus relating to the Shares, the Plan and examined such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, I am of the opinion that:
1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

2. The registration, issuance and sale of the Additional Shares pursuant to the Plan have been duly authorized by all necessary corporate action on the part of the Company, including approval, on September 25, 2001, by the Board of Directors of the Company.

3. No shareholder approval of (a) the Plan or (b) the issuance of the Additional Shares, is necessary.

4. Upon the issuance and sale of the Additional Shares pursuant to the Plan, the Additional Shares will be validly issued, fully paid and non-assessable, and the holders thereof will have no personal liability as such under the existing laws of the State of Delaware, the jurisdiction in which the Company is incorporated, or the State of California, the jurisdiction in which the Company’s principal place of business is located.

5. The Additional Shares are being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-3 (the “Registration Statement”).

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of California and the laws of the United States of America, and I express no opinion herein as to the effect of any other laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Sandor E. Samuels

Sandor E. Samuels
Senior Managing Director, Legal,
General Counsel and Secretary